Exhibit (2)(d)

CAZ STRATEGIC OPPORTUNITIES FUND

Multiple Class Plan

[       ], 2023

This Multiple Class Plan (the “Plan”) is applicable to the CAZ Strategic Opportunities Fund (the “Fund”). Each class of shares of the Fund will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses except as set forth below. The Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Fund within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Shares of one class of the Fund may be exchanged for or converted into shares of another class of the Fund as set forth in the Fund’s prospectuses or as otherwise permitted by the officers of the Fund.

Class A Shares

Class A Shares are sold at net asset value per share plus the applicable sales charge, if any, as set forth in the Fund’s prospectus. Class A Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class A Shares are entitled to services and subject to fees under the Fund’s distribution and service plan (“Distribution and Service Plan”) adopted with respect to Class A Shares, on the terms set forth in the Fund’s prospectus. Class A Shares have exclusive voting rights with respect to matters that exclusively affect Class A Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class A Shares differ from the interests of any other class.

Class D Shares

Class D Shares are sold at net asset value per share without a sales charge. Class D Shares are sold subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class D Shares are entitled to services and subject to fees under the Distribution and Service Plan adopted with respect to Class D Shares, on the terms set forth in the Fund’s prospectus. Class D Shares have exclusive voting rights with respect to matters that exclusively affect Class D Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class D Shares differ from the interests of any other class.

Class F Share

Class F Shares are sold at net asset value per share without a sales charge and are subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class F Shares are not subject to the Distribution and Service Plan. Class F Shares have exclusive voting rights with respect to matters that exclusively affect Class F Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class F Shares differ from the interests of any other class.

Class I Shares

Class I Shares are sold at net asset value per share without a sales charge and are subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class I Shares are not subject to the Distribution and Service Plan. Class I Shares have exclusive voting rights with respect to matters that exclusively affect Class I Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class I Shares differ from the interests of any other class.

Class R Shares

Class R Shares are sold at net asset value per share without a sales charge and are subject to the minimum purchase requirements set forth in the Fund’s prospectus. Class R Shares are entitled to services and subject to fees under the Distribution and Service Plan adopted with respect to Class R Shares, on the terms set forth in the Fund’s prospectus. Class R Shares have exclusive voting rights with respect to matters that exclusively affect Class R Shares and separate voting rights on any matter submitted to shareholders in which the interests of Class R Shares differ from the interests of any other class.

Class-Specific Fees and Expenses

Expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to the Fund generally will be allocated among each class based upon the relative net assets of each such class. Expenses relating only to a particular class shall be allocated to that class.

Expense Allocation

Fund expenses will be allocated monthly to the respective share classes in accordance with Rule 18f-3(c) as now or hereafter in effect, subject to the oversight of the Board of Trustees.